UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.   Name and Address of Reporting Person*

     Mitchell Eggers
     6351 West Mercer Way
     Mercer Island, WA  98040

2.   Issuer Name and Ticker or Trading Symbol

     ASPI Europe, Inc. (ASPQ)

3.   I.R.S.  or  Social  Security  Number  of  Reporting  Person,  if an  entity
     (Voluntary)

4.   Statement for Month/Year

     November 2001

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

     Vice President of Business Development

7.   Individual or Joint/Group Filing (Check Applicable Line)

     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir     |7.Nature of Indirect   |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect       |  Beneficial Ownership |
                           |      |      |                                  |  Beneficially     |(D)or     |                       |
                           |      |    | |                  | A/|           |  Owned at         |Indir     |                       |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)    |                       |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

*  If this form is filed by more than one reporting person, see Instruction 4(b)(v).

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options,             |
             convertible securities)                                                                                               |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount    |8.Price|9.Number  |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying       |of Deri|of Deriva |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities          |vative |tive      |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                      |Secu   |Securities|(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                      |rity   |Benefi    |or |            |
                      |Deriva- |     |      |               |Date |Expir|            |Amount   |       |ficially  |Ind|            |
                      |tive    |     |      |               |Exer-|ation|            |  or     |       |Owned at  |ire|            |
                      |Secu-   |     |    | |               |cisa-|Date |            |Number   |       |End of    |ct |            |
                      |rity    |Date |Code|V|  (A)  |  (D)  |ble  |     |  Title     |of Shares|       |Month     |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options (right  |$1.64   |11/6/|A   | |50,000 |       |11/6/|11/6/|Common Stock|50,000   |       |125,000   |D  |            |
to buy)               |        |01   |    | |       |       |01   |01   |            |         |       |          |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:




                          /s/ Mitchell Eggers                  December 10, 2001
                          -------------------------------      -----------------
                          **Signature of Reporting Person            Date
                          Mitchell Eggers


** Intentional misstatements or omissions of acts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).